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                                                                     EXHIBIT 5.1

             [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD]

                                 April 30, 2002

Petroleum Helicopters, Inc.
2001 S. E. Evangeline Thruway
Lafayette, LA 70508

                  Re:      Petroleum Helicopters, Inc.

Ladies and Gentlemen:

         We have acted as special counsel to Petroleum Helicopters, Inc., a Louisiana corporation, (the "COMPANY"), in connection with the registration, pursuant to a registration statement on Form S-4 (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "ACT"), of (i) the proposed offer by the Company to exchange (the "EXCHANGE OFFER") all outstanding 9 3/8% Senior Notes due 2009 ($200 million aggregate principal amount outstanding) (the "SERIES A NOTES" or "OUTSTANDING NOTES") of the Company for 9 3/8% Senior Notes due 2009 ($200 million aggregate principal amount) (the "REGISTERED NOTES") of the Company and
(ii) the guarantees (the "GUARANTEES") of the Subsidiary Guarantors listed in the Registration Statement (the "GUARANTORS"). The Series A Notes have been, and the Registered Notes will be, issued pursuant to an Indenture (the "INDENTURE") dated as of April 23, 2002 among the Company, and Guarantors named therein, and The Bank of New York, as Trustee.

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Act.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Rights Agreement; (ii) the Indenture, including the Guarantees forming part thereof; and (iii) the form of the Registered Notes.

         We have also examined originals or certified copies of such corporate records of the Company and the Guarantors and other certificates and documents of officials of the Company and the Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic



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Petroleum Helicopters, Inc.
April 30, 2002
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original documents of all copies submitted to us as conformed and certified or reproduced copies.

         Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that
(a) when the Registration Statement has become effective under the Act, (b) when the Outstanding Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (c) when the Registered Notes have been duly authorized, executed, authenticated, issued and delivered by the Company and the Trustee in accordance with the terms of the Indenture against receipt of the Outstanding Notes surrendered in exchange therefor, (d) assuming the Guarantees forming part of the Indenture have been duly authorized, executed, issued and delivered by the Guarantors and (d) when the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended,

     (i) the Registered Notes proposed to be issued pursuant to the Exchange Offer will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and will be entitled to the benefits of the Indenture, and

         (ii) each of the Guarantees forming part of the Indenture will be valid and binding obligations of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms.

         The opinions and other matters in this letter are qualified in their entirety and subject to the following:

          A. We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (except municipal and local ordinances and regulations) that are normally applicable to transactions of the type contemplated by the Exchange Offer ("LAWS") of the State of New York.

          B. This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

          C. The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; (v) securities Laws and public policy underlying such Laws with



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Petroleum Helicopters, Inc.
April 30, 2002
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               respect to rights to indemnification and contribution; and (vi)
               limitations on the waiver of rights under stay, extension or usury laws.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to the filing of copies of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,



                                /s/ AKIN GUMP STRAUSS HAUER & FELD LLP